EXHIBIT 3(l)

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
SOFT WAREHOUSE, INC.
WITH AND INTO
TEXAS INSTRUMENTS INCORPORATED

Pursuant to Section 253 of the
General Corporation of Law
of the State of Delaware

Texas Instruments Incorporated, a Delaware corporation (the
"Company"), does hereby certify to the following facts relating to the merger
(the "Merger") of Soft Warehouse, Inc., a Hawaii corporation (the
"Subsidiary"), with and into the Company, with the Company remaining as the surviving corporation:
FIRST: The Company is incorporated pursuant to the General
Corporation Law of the State of Delaware (the "DGCL"). The Subsidiary is
incorporated pursuant to the laws of the State of Hawaii.
SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.
THIRD: The Board of Directors of the Company, by the following resolutions duly adopted at a meeting of the Board on September 16, 1999, determined to merge the Subsidiary with and into the Company pursuant to
Section 253 of the DGCL:
RESOLVED, that the Board of Directors of the Company
has deemed it advisable that Soft Warehouse, Inc.
(the "Subsidiary") be merged with and into the
Company pursuant to Section 253 of the General
Corporation Law of the State of Delaware and Section
415-75, Hawaii Revised Statutes; and it is
FURTHER RESOLVED, that the Subsidiary be merged with
and into the Company (the "Merger"); and it is

FURTHER RESOLVED, that by virtue of the Merger and
without any action on the part of the holder thereof,
each then outstanding share of common stock of the
Company shall remain unchanged and continue to remain
outstanding as one share of common stock of the
Company, held by the person who was the holder of
such share of common stock of the Company immediately
prior to the Merger; and it is

FURTHER RESOLVED, that by virtue of the Merger and
without any action on the part of the holder thereof,
each then outstanding share of common stock of the
Subsidiary shall be cancelled and no consideration
shall be issued in respect thereof; and it is

FURTHER RESOLVED, that the proper officers of the
Company be and they hereby are authorized and
directed to make, execute and acknowledge, in the
name and under the corporate seal of the Company, a
Certificate of Ownership and Merger for the purpose
of effecting the Merger and to file the same in the
office of the Secretary of State of the State of
Delaware, and to do all other acts and things that

may be necessary to carry out and effectuate the
purpose and intent of the resolutions relating to the
Merger; and it is

FURTHER RESOLVED, that the Merger shall be effective
on September 30, 1999; and it is

FURTHER RESOLVED, that the appropriate officers of
the Company be, and each hereby is, authorized, on
behalf of the Company to do all things and to take
any other actions in furtherance of the foregoing
resolutions as such officer may deem necessary or
appropriate.

FOURTH: The Company shall be the surviving corporation of the
Merger.
FIFTH: The Restated Certificate of Incorporation of the Company as
in effect immediately prior to the effective time of the Merger shall be the
Certificate of Incorporation of the surviving corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of
Ownership and Merger to be executed by its duly authorized officer this 23rd day of September, 1999.
TEXAS INSTRUMENTS INCORPORATED

By: /s/ RICHARD J. AGNICH
---------------------------------
Name: Richard J. Agnich
Office: Senior Vice President, Secretary
and General Counsel